Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Guidewire Software, Inc.:

We consent to the use of our report dated October 27, 2011, with respect to the consolidated balance sheets of Guidewire Software, Inc. and subsidiaries as of July 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended July 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

February 27, 2012